Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Mothers Work, Inc.:

We consent to the incorporation by reference in the registration statements on Form S-3 (Nos. 333-59309, 333-90108, 333-12321, 333-27611 and 333-90110) and registration statements on Form S-8 (Nos. 33-64580, 33-89726, 333-2404, 333-3480, 333-59529, 333-57766, 333-112158 and 333-137136) of Mothers Work, Inc. of our reports dated December 13, 2006, with respect to the consolidated balance sheets of Mothers Work, Inc. and subsidiaries as of September 30, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended September 30, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of September 30, 2006 and the effectiveness of internal control over financial reporting as of September 30, 2006, which reports appear in the September 30, 2006 annual report on Form 10-K of Mothers Work, Inc. Our report dated December 13, 2006 on the consolidated financial statements refers to an accounting change as a result of the adoption of SFAS No. 123(R), “Share-Based Payment,” effective October 1, 2005.

/s/ KPMG LLP

Philadelphia, Pennsylvania
December 13, 2006